Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 1, 2022, and each included in this Post-Effective Amendment No. 88, to the Registration Statement (Form N-1A, File No. 33-18647) of AB Variable Products Series Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 14, 2022, with respect to the financial statements and financial highlights of AB Variable Products Series Fund, Inc, included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 28, 2022